EXHIBIT 99.1

[SPARTAN STORES LOGO]

SPARTAN STORES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Spartan Stores, Inc.:

        The 2000 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at _______________, Michigan, on ___________, 2000, at 2:00 p.m., local time, for the following purposes, as more fully described in the enclosed prospectus and joint proxy statement:

1.	To elect five persons to the board of directors;

2.	To consider and vote upon a proposal to amend Spartan Stores' articles of incorporation and bylaws in connection with the Agreement and Plan of Merger, dated as of April 6, 2000, among Seaway Food Town, Inc., an Ohio corporation, Spartan Stores and Spartan Acquisition Corp., a Michigan corporation and wholly owned subsidiary of Spartan Stores. In the merger, Seaway Food Town will become a wholly owned subsidiary of Spartan Stores by merging with Spartan Acquisition Corp.;

3.	To confirm the appointment of Deloitte & Touche LLP as the independent auditors of Spartan Stores for the current fiscal year;

4.	To ratify the acts or proceedings, or both, of the directors and officers of Spartan Stores that may be submitted to the meeting; and

5.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders of record at the close of business on _________, 2000, are entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. The following prospectus and joint proxy statement and enclosed proxy card are being furnished to shareholders on or about __________, 2000.

        The accompanying prospectus and joint proxy statement describes the proposed merger and the merger agreement in more detail. It also provides information with respect to each of the nominees for director and describes the proposed amendments to Spartan Stores' articles of incorporation and bylaws. A copy of the merger agreement is attached as Annex A. Copies of Spartan Stores' proposed articles of incorporation and bylaws are attached as Annex B. We encourage you to read these documents carefully.

        Your board of directors, after careful consideration, has determined that the merger is fair to and in the best interests of Spartan Stores and our shareholders and has unanimously adopted the merger agreement. Your board of directors unanimously recommends that you vote "FOR" each of the nominees for director and "FOR" the proposed amendments to Spartan Stores' articles of incorporation and bylaws.

        Your vote is important, regardless of the number of shares that you own. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required for the election of directors and for approval of each of the proposals to be voted upon at the meeting. We cannot complete the merger unless our shareholders approve the proposed amendments to Spartan Stores' articles of incorporation and bylaws. Even if you plan to attend the meeting in person, please sign and return promptly the enclosed proxy card to ensure that your shares will be represented at the meeting if you are unable to attend. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the board of directors Alex J. DeYonker Assistant Secretary

__________, 2000
Spartan Stores, Inc.
850 76th Street, SW
P.O. Box 8700
Grand Rapids, Michigan 49518